Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-46882 on Form S-1 and 333-129083, 333-131522, 333-131523 and 333-62008 on Form S-8 of our report dated April 7, 2006, relating to the consolidated financial statements of Pathmark Stores, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Pathmark Stores, Inc. for the fiscal year ended January 28, 2006.

/s/ Deloitte & Touche LLP

New York, New York
April 7, 2006